AT JOHNSON OUTDOORS:		AT FINANCIAL RELATIONS BOARD:
Paul A. Lehmann VP and Chief Financial Officer (262) 631-6600	Cynthia Georgeson Media Contact (262) 631-6600	Larry Stein General Inquiries (312) 266-7800

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 20, 2003

JOHNSON OUTDOORS INC. REPORTS
FOURTH QUARTER AND FISCAL 2003 RESULTS

Racine, Wisconsin, November 20, 2003 — Johnson Outdoors Inc. (Nasdaq: JOUT) announced today earnings per diluted share of $0.63 for the 2003 fiscal year ended October 3, 2003, in line with preliminary earnings guidance previously provided by the Company.  Last year’s earnings per diluted share of $0.94 were favorably impacted by the sale of a subsidiary and negatively impacted by a change in accounting principle.

A strong fourth quarter finish by the Motors and Outdoor Equipment businesses was offset by continued operational issues in the Company’s Watercraft business which resulted in losses prior to other charges. Fourth quarter charges totaling $4.0 million ($0.29 per diluted share) drove additional operating losses for the quarter.  These charges, which stem from operational changes to improve long-term efficiency and rationalize the Company’s manufacturing capacity and inventory investments, include:

o	Costs to close the Miami, Florida Extrasport facility and outsource production ($0.9 million);

o	Reorganizations in the Watercraft and Outdoors Equipment businesses ($0.7 million); and,

o	Production and product line changes and associated write-downs of inventory, tooling and equipment ($2.4 million). “Looking ahead, Motors’ performance is strong and Diving is rebounding, but with the loss of a major contract, Outdoor Equipment is unlikely to match this year’s excellent results. In addition, while we have taken aggressive steps to improve Watercraft, more progress is needed to produce solid results. We have considerable upside potential, but now we need to execute and perform,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

Results Summary
Throughout the 2003 Fiscal Year, results have been compared on a 2002 Fiscal “as reported” and “continuing business” basis.  In the fourth quarter of Fiscal 2002, Johnson Outdoors sold its Jack Wolfskin subsidiary. The prior year results reflect $46.8 million in net sales and $5.0 million in operating profit from this business, with a total impact on 2002 diluted earnings per share of $2.93 including the gain on the sale. Tables A and B on the next page provide: detailed financial comparisons of fiscal 2003 and fiscal 2002 results for both “as reported” and “on continuing business” for the fourth quarter and full year; and, also reflect exclusions of the Jack Wolfskin business and unusual charges.

Fourth Quarter 2003
As reported, Johnson Outdoors fourth quarter sales increased 1%; while operating losses increased $1.1 million negatively affecting earnings per diluted share. Favorable currency translations, primarily in Diving, added approximately $1.6 million in sales and $0.3 million in operating profit.  Net loss per diluted share for the quarter was $0.43 compared to net income in 2002 of $2.38 per diluted share which included a $2.62 per diluted share gain on the sale of the Jack Wolfskin business. Breakeven operating profit from Jack Wolfskin in fourth quarter 2002 had no effect on the quarterly comparison.

On a continuing business basis (see Table A), adjusted fourth quarter sales were up 11%, driven by strong military tent sales in Outdoor Equipment, continued strength in Motors and the aforementioned favorable currency translations in Diving.  The fourth quarter produced a slight operating profit on an adjusted basis.

2003 Fiscal Year
As reported, net sales declined 8%, and operating profit declined 41%, due to the inclusion of Jack Wolfskin in the prior year, operational issues in Watercraft and unusual charges taken during the year totaling $8.0 million. Net income and diluted earnings per share declined compared to the 2002 fiscal year results, which were favorably impacted by $0.06 per diluted share from discontinued operations, and negatively impacted by a non-cash after-tax charge of $22.9 million or $2.71 per diluted share for goodwill impairment from a change in accounting principle with the adoption of SFAS No. 142.

As reflected on Table B, net sales grew 7% and operating profit improved 22% on an adjusted basis.

Financial Condition
At October 3, 2003, cash and short-term investments totaled $88.9 million compared with $100.8 million at the end of Fiscal 2002.  Debt to total capital dropped to 35% from 42% last year.  Among key working capital items, receivables and inventories increased compared to year ago — $3.1 million and $8.4 million, respectively.

Depreciation and amortization totaled $8.2 million in fiscal 2003 compared with $9.1 million in fiscal 2002. Capital expenditures were $9.8 million compared with $7.7 million a year ago.

According to Paul Lehmann, Chief Financial Officer, “We maintained a tight focus on capital expenditures and with recent scheduled debt repayments, our financial condition continues to improve.  We are positioned and have the financial capacity to act quickly on strategic opportunities that present themselves.”

Fourth Quarter and Fiscal Year Comparisons -
As Reported and on Continuing Business Basis Excluding Charges

(Amounts in millions, except per share data)

TABLE A	Three Months Ended October 3, 2003
	GAAP As Reported	Less Jack Wolfskin	Plus Charges(2)	Adjusted Results(1)
Net sales	$69.2	$--	$--	$69.2
Gross profit	24.6	--	3.0	27.6
Operating profit (loss)	(3.6)	--	4.0	0.4
Net income (loss)	(3.7)	--	2.5	(1.2)
Diluted earnings (loss) per share	$(0.43)	$--	$0.29	$(0.14)

	Three Months Ended September 27, 2002
	GAAP As Reported	Less Jack Wolfskin	Plus Charges	Adjusted Results(1)
Net sales	$68.4	$6.3	$--	$62.1
Gross profit	25.6	2.0	--	23.6
Operating profit (loss)	(2.5)	--	--	(2.5)
Net income (loss)	20.4	22.4	--	(2.0)
Diluted earnings (loss) per share	$2.38	$2.62	$--	$(0.24)

TABLE B	Twelve Months Ended October 3, 2003
	GAAP As Reported	Less Jack Wolfskin	Plus Charges(4)	Adjusted Results(1)
Net sales	$315.9	$0.4	$--	$315.5
Gross profit	128.0	--	5.9	133.9
Operating profit (loss)	11.6	(0.1)	8.0	19.7
Income (loss) (3)	5.4	(0.1)	5.2	10.7
Diluted earnings (loss) per share (3)	$0.63	$(0.01)	$0.60	$1.24

	Twelve Months Ended September 27, 2002
	GAAP As Reported	Less Jack Wolfskin	Plus Charges(4)	Adjusted Results(1)
Net sales	$342.5	$46.8	$--	$295.7
Gross profit	141.1	18.4	--	122.7
Operating profit	19.8	5.0	1.3	16.1
Income (3)	30.3	24.7	0.8	6.4
Diluted earnings per share(3)	$3.59	$2.93	$0.09	$0.75

(1)	Adjusted results for the fourth quarter and fiscal year of both years exclude results from the Jack Wolfskin operation, which was sold in the fourth quarter of fiscal 2002, but was not treated as a discontinued operation according to GAAP and certain charges incurred.

(2)	Charges consist of $4.0 million pretax, mainly in the Watercraft segment, as follows: $2.4 million for production and product line changes and associated write-downs of inventory, tooling and equipment; $0.9 million to close the Miami, Florida Extrasport facility and outsource production; and $0.7 million in reorganizations in the Watercraft and Outdoor Equipment businesses.

(3)	Income and diluted earnings per share in fiscal 2002 are from continuing operations before cumulative effect of change in accounting principle.

(4)	In addition to the charges in footnote 2, the fiscal 2003 charges include $2.9 million pretax related to costs of product recalls, $0.8 million related to a discontinued acquisition, and $0.3 million for severance costs. Fiscal 2002 charges include moving and other exit costs related the relocation of manufacturing facilities of the Watercraft business.

Webcast

Johnson Outdoors will hold its quarterly conference call on November 20, 2003 at 11:00 a.m. Eastern Time. The call will be webcast at www. johnsonoutdoors.com and www.companyboardroom.com.  A replay will be available on both web sites for at least 30 days, and by telephone through November 27 by dialing 877-519-4471 or 973-341-3080 and providing confirmation code 4286100.

ABOUT JOHNSON OUTDOORS INC.
(JOUT/Nasdaq)

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Motors, Diving and Outdoor Equipment.  Johnson Outdoors’ familiar brands include, among others:  Old Town® canoes and kayaks; Ocean™, Necky™ and Dimension® kayaks; Minn Kota® motors; Scubapro® and SnorkelPro; Uwatec®; and Eureka® tents.    Helen Johnson-Leipold is Chairman & CEO of the company which has more than 25 locations around the world and employs 1,400 people.  Visit Johnson Outdoors online at www.johnsonoutdoors.com.

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement includes phrases such as the Company “expects,” “believes” or other words of similar meaning. Similarly, statements that describe the Company’s future outlook, plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns, actions of companies that compete with Johnson Outdoors, the Company’s success in managing inventory, movements in foreign currencies or interest rates, the success of suppliers and customers, the ability of Johnson Outdoors’ to deploy its capital successfully, unanticipated outcomes related to outstanding litigation matters and the European Commission investigation, and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligations to publicly update such forward-looking statements to reflect subsequent events or circumstances.

— Financial Tables Follow —

JOHNSON OUTDOORS INC. AND SUBSIDIARIES

(thousands, except per share amounts)

Operating Results	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Oct 3 2003	Sept 27 2002	Oct 3 2003	Sept 27 2002

Net sales	$69,186	$68,377	$315,892	$342,532
Cost of sales	44,581	42,736	187,903	201,478

Gross profit	24,605	25,641	127,989	141,054
Operating expenses	28,201	28,113	116,376	121,303

Operating profit (loss)	(3,596)	(2,472)	11,613	19,751
Interest expense, net	1,044	962	4,367	5,662

Other expenses (income), net	659	(362)	(2,456)	847

Income (loss) from continuing operations before income taxes	(5,299)	24,179	9,702	40,493
Income tax expense (benefit)	(1,643)	3,797	4,281	10,185

Income (loss) from continuing operations before cumulative
effect of change in accounting principle	(3,656)	20,382	5,421	30,308
Gain on disposal of discontinued operations, net of tax	--	--	--	495
Cumulative effect of change in accounting principle, net of tax	--	--	--	(22,876)

Net income (loss)	$(3,656)	$20,382	$5,421	$7,927

Basic earnings (loss) per common share:
Continuing operations	$(0.43)	$2.45	$0.64	$3.69
Discontinued operations	--	--	--	0.06
Cumulative effect of change in accounting principle, net of tax	--	--	--	(2.79)

Net income (loss)	$(0.43)	$2.45	$0.64	$0.96

Diluted earnings (loss) per common share:
Continuing operations	$(0.43)	$2.38	$0.63	$3.59
Discontinued operations	--	--	--	0.06
Cumulative effect of change in accounting principle, net of tax	--	--	--	(2.71)

Net income (loss)	$(0.43)	$2.38	$0.63	$0.94

Diluted average common shares outstanding	8,476	8,579	8,600	8,430

Segment Results
Net sales:
Outdoor equipment	$16,928	$19,154	$72,786	$106,459
Watercraft	16,502	16,715	79,917	83,399
Motors	14,412	13,045	86,570	81,338
Diving	21,427	19,691	78,012	72,590
Other/eliminations	(83)	(228)	(1,393)	(1,254)

Total	$69,186	$68,377	$315,892	$342,532

Operating profit (loss):
Outdoor equipment	$3,282	$980	$12,136	$11,882
Watercraft	(7,703)	(2,862)	(8,983)	1,162
Motors	667	225	11,993	8,248
Diving	2,274	2,618	8,579	10,502
Other/eliminations	(2,116)	(3,433)	(12,112)	(12,043)

Total	$(3,596)	$(2,472)	$11,613	$19,751

Balance Sheet Information (End of Period)
Cash and short-term investments			$88,910	$100,830
Accounts receivable, net			43,104	39,972
Inventories, net			50,594	42,231
Total current assets			195,135	192,137
Total assets			277,657	271,285
Short-term debt			9,587	8,058
Total current liabilities			59,619	61,647
Long-term debt			67,886	80,195
Shareholders' equity			144,193	124,145